Exhibit 99.(e)(27)

AMENDMENT TO THE

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

Pacific Select Fund (the “Trust”) and Pacific Select Distributors, LLC (“PSD” or the “Distributor”) have entered into the Amended and Restated Distribution Agreement effective May 1, 2007, as amended (the “Agreement”).  The Trust and the Distributor now wish to amend the Agreement by entering into this amendment to the Agreement (the “Amendment”) effective April 29, 2016.

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.              A sixth “WHEREAS” is added, as follows:

WHEREAS, the Trust has adopted a Class D Distribution and Service Plan in accordance with Rule 12b-1 of the 1940 Act (the “Distribution Plan”);

2.              Section 6, Fees, is amended by adding the following after the second paragraph:

As compensation for services rendered and expenses borne by the Distributor in connection with the distribution of Class D shares of the Trust pursuant to this Agreement and the Distribution Plan, the Trust agrees, to the extent legally permissible, to pay PSD a fee (the “Distribution Fee”).  The Distribution Fee shall be paid at the rate of 0.05% on an annualized basis of the average daily net assets of the Fund’s Class D shares, provided that, at any time such payment is made, whether or not the Distribution Plan continues in effect, the making thereof will not cause any limitation on such payments established by the Distribution Plan to be exceeded.  The Distribution Fee shall be calculated and accrued daily and paid weekly or at such intervals the Board may determine, subject to any applicable restriction imposed by the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  The Distribution Plan also includes the payment of a Service Fee, as discussed above.

3.              Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Amended and Restated Distribution Agreement to be executed by their respective officers.

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Gregory L. Keeling	By:	/s/ Jane M. Guon
	Name: Gregory L. Keeling		Name: Jane M. Guon
	Title: VP & Chief Financial Officer		Title:Secretary